Exhibit 107

CALCULATION OF FILING FEE

FORM S-8

(Form Type)

Spirit AeroSystems Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	5,000,000	$23.82	$119,100,000	.00011020	$13,124.82
Total Offering Amounts					$119,100,000		$13,124.82
Total Fee Offsets							$0.00
Net Fee Due							$13,124.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the Class A Common Stock, $0.01 par value per share (“Common Stock”), of Spirit AeroSystems Holdings, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock subject to issuance in connection with the Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The offering price and the registration fee are based on the average of the high and low prices of shares of Common Stock of the Registrant, as reported on the New York Stock Exchange on May 16, 2023.